Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David W. Carlson	Steven Lipin
Executive Vice President &	Brunswick Group LLC
Chief Financial Officer	(212) 333-3810
GameStop Corp.
(817) 424-2130

GameStop Corp. EPS of $0.19 Exceeds Guidance

Comparable Store Sales Surge 12%

Video Game Software Increases 21%

GameStop Opens 95 New Stores in First Quarter

Grapevine, TX (May 24, 2005) – GameStop Corp. (NYSE: GME; GME.B), one of the nation’s largest video game and entertainment software retailers, today reported record sales and earnings for the first quarter ended April 30, 2005.

GameStop sales increased 27.7% to $474.7 million in the first quarter of 2005, compared with $371.7 million in the prior year quarter. Video game software sales were very strong and grew by 20.7% led by such key titles as Gran Turismo 4 and God of War from Sony Computer Entertainment of America; Doom 3 from Activision, Inc.; Splinter Cell: Chaos Theory from Ubisoft Entertainment; and Tekken 5 from Namco Hometek, Inc. In addition, an extremely successful launch of Sony’s PlayStation Portable (PSP) helped to fuel the strong sales volume during the quarter, as comparable store sales increased 12.0%.

Net earnings for the first quarter were $10.3 million, or $0.19 per diluted share, increasing 23% from the prior year quarter on a pro-forma basis and exceeding the high end of our previously-released guidance. Prior year quarter net earnings included an after-tax, one-time charge of $1.7 million related to a litigation settlement (see Schedule II for reconciliation of pro-forma financial data to Generally Accepted Accounting Principles).

GameStop Corp.

May 24, 2005	Page 2

R. Richard Fontaine, Chairman & Chief Executive Officer, commented, “The first quarter was particularly successful due mostly to strong performances in both software sales and a resurgent growth in hardware. Sony’s PSP, which launched on March 24th, was a tremendous success and has been a consistent seller throughout the quarter. In addition, after a period of unanticipated inventory shortages, Sony’s PlayStation 2 was in stock for most of the last month of the quarter and continues to sell very well. We are off to a great start to our fiscal year; a year in which the hardware momentum is already building from the PSP launch towards the release of Microsoft’s Xbox 360 expected in the fall.”

Fontaine continued, “While our gross margin for the quarter was lower than last year due to strong sales of lower-margin hardware, our selling, general and administrative expenses improved significantly, reflecting strong expense control in the management of selling expenses throughout the quarter. Our performance continues to validate our business strategy and has reinforced our confidence that the recently announced merger with Electronics Boutique Holdings Corp., when completed, will be a great strategic move and a superb investment for our shareholders.”

“We are also particularly excited about the hardware announcements made during last week’s Electronics Entertainment Exposition (E3) convention. In addition to Microsoft’s Xbox 360, Sony announced a Spring 2006 date for their PlayStation 3, and Nintendo announced a second half of 2006 release of their new system, Revolution, and unveiled the newest version of their popular handheld system, GameBoy Micro, which they anticipate will launch in late 2005.”

GUIDANCE FOR SECOND QUARTER AND FULL YEAR 2005
For the second quarter of fiscal 2005, GameStop expects comparable store sales to range from +5.0% to +7.0%, with diluted earnings per share ranging from $0.14 to $0.15. Management continues to believe that full year 2005 diluted earnings per share will range from $1.30 to $1.40, without taking into consideration the planned merger with Electronics Boutique Holdings Corp. GameStop will update guidance for the combined company after the closing of the planned merger, which is anticipated to occur in the third quarter of 2005.

CONFERENCE CALL AND WEBCAST INFORMATION
A conference call with GameStop Corp.’s management will be simulcast on the Web at (http://www.gamestop.com/investor-relations/) beginning at 11:00 AM ET on May 24, 2005, and will be accessible at (http://www.gamestop.com/investor-relations/), where it will be archived until June 7, 2005.

GameStop Corp.

May 24, 2005	Page 3

About GameStop Corp.
Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME; GME.B) is one of the nation’s largest video game and entertainment software retailers. The company operates 1,908 retail stores throughout the 50 states, the District of Columbia, Puerto Rico, Ireland and the United Kingdom, primarily under the GameStop® brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer® magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo and Microsoft. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/.

SAFE HARBOR
This press release (including the attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, possible disruptions or delays in successfully transferring the company’s headquarters and distribution center to a new facility during 2005, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful completion and integration of the planned merger with Electronics Boutique

GameStop Corp.

May 24, 2005	Page 4

Holding Corp. and other acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages or delays in the introduction of new generation systems and related interactive software and other factors which may be outside of the company’s control. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp.

May 24, 2005	Page 5

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	April 30, 2005	May 1, 2004
Sales	$474,727	$371,736
Cost of sales	347,347	266,196

Gross profit	127,380	105,540
Selling, general and administrative expenses	100,258	86,471
Depreciation and amortization	10,265	8,299

Operating earnings	16,857	10,770
Interest expense (income), net	83	(153)

Earnings before income tax expense	16,774	10,923
Income tax expense	6,448	4,245

Net earnings	$10,326	$6,678

Net earnings per common share:
Basic	$0.20	$0.12
Diluted	$0.19	$0.11
Weighted average common shares outstanding:
Basic	51,000	56,990
Diluted	54,490	60,130

GameStop Corp.

May 24, 2005	Page 6

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	73.2%	71.6%

Gross profit	26.8%	28.4%
SG&A expenses	21.1%	23.3%
Depreciation and amortization	2.1%	2.2%

Operating earnings	3.6%	2.9%
Interest expense (income), net	0.1%	(0.0)%

Earnings before income tax expense	3.5%	2.9%
Income tax expense	1.3%	1.1%

Net earnings	2.2%	1.8%

GameStop Corp.

May 24, 2005	Page 7

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	April 30, 2005	May 1, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$149,414	$167,093
Receivables, net	10,136	6,101
Merchandise inventories	255,122	194,566
Prepaid expenses and other current assets	18,195	13,379
Prepaid taxes	—	9,310
Deferred taxes	5,435	7,661

Total current assets	438,302	398,110

Property and equipment:
Land	2,000	2,000
Buildings and leasehold improvements	114,794	78,727
Fixtures and equipment	197,887	138,486

	314,681	219,213
Less accumulated depreciation and amortization	133,983	95,819

Net property and equipment	180,698	123,394

Goodwill, net	320,888	320,826
Other noncurrent assets	2,268	1,277

Total assets	$942,156	$843,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$211,686	$134,084
Accrued liabilities	96,865	78,467
Note payable, current portion	12,173	—

Total current liabilities	320,724	212,551
Deferred taxes	20,197	17,625
Note payable, long-term portion	24,347	—
Deferred rent and other long-term liabilities	14,451	6,818

	58,995	24,443

Total liabilities	379,719	236,994

GameStop Corp.

May 24, 2005	Page 8

Stockholders’ equity:
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 24,695 and 23,469 shares issued, respectively	25	23
Class B common stock — $.001 par value; authorized 100,000 shares; 29,902 and 36,009 shares issued and outstanding	30	36
Additional paid-in-capital	509,969	516,676
Accumulated other comprehensive income	466	119
Retained earnings	101,947	124,765
Treasury stock, at cost, 3,263 and 2,304 shares, respectively	(50,000)	(35,006)

Total stockholders’ equity	562,437	606,613

Total liabilities and stockholders’ equity	$942,156	$843,607

GameStop Corp.

May 24, 2005	Page 9

Schedule I
GameStop Corp.
Retail Sales Mix

	13 weeks	13 weeks
	Ended	ended
	April 30, 2005	May 1, 2004
Video Game Hardware	20%	15%
Video Game Software	64%	65%
Video Game Accessories	11%	13%
PC Software	4%	5%
PC Accessories and Other	1%	2%

GameStop Corp.

May 24, 2005	Page 10

Schedule II
GameStop Corp.
Reconciliation of Litigation Settlement Charge
(in thousands, except per share data)

	13 weeks	Percentage
	Ended	Of
	May 1, 2004	Sales
Selling, general and administrative expenses	$86,471	23.3%
Less: Litigation settlement charge	2,750	(0.7)%

Selling, general and administrative expenses excluding litigation settlement charge	$83,721	22.6%

Operating earnings	$10,770	2.9%
Add: Litigation settlement charge	2,750	0.7%

Operating earnings excluding litigation settlement charge	$13,520	3.6%

Net earnings	$6,678	1.8%
Add: After-tax litigation settlement charge	1,708	0.5%

Net earnings excluding litigation settlement charge	$8,386	2.3%

Net earnings per common share – diluted	$0.11
Add: After-tax litigation settlement charge per common share – diluted	$0.03

Net earnings excluding litigation settlement charge per common share – diluted	$0.14